Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

PepsiCo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is £750,000,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	3.200% Notes due 2029	457(r)	£300,000,000	99.950%	$360,899,460	$92.70 per million	$33,455.38
Fees to Be Paid	Debt	3.550% Notes due 2034	457(r)	£450,000,000	99.690%	$539,940,978	$92.70 per million	$50,052.53
TOTAL	—	—	—	£750,000,000	—	$900,840,438	$92.70 per million	$83,507.91

(1) £300,000,000 aggregate principal amount of 3.200% Senior Notes due 2029 and £450,000,000 aggregate principal amount of 3.550% Senior Notes due 2034 will be issued. The Maximum Aggregate Offering Price is based on the latest Sterling/U.S. dollar exchange rate of £1.00/U.S. $1.2036 announced by the U.S. Federal Reserve Board on July 11, 2022.